Exhibit 99.1

eMagin Posts Record Revenues and Profits in 4Q09, Capping First Full Year of Profitability

-- Gross Profit Rises 69% on Annual Revenue Gain of 27% --
-- Quarterly Net Income more than Doubles to $1.3 million –

BELLEVUE, Wash., Mar 25, 2010 (BUSINESS WIRE) -- eMagin Corporation (OTCBB:EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, issued financial results for its full year and fourth quarter ending December 31, 2009.

"I am very pleased to report that eMagin continued to gain momentum and deliver strong results in 2009, a year in which the Company was able to substantially improve its profitability and grow revenues. Our performance was driven by higher customer demand for the Company's proprietary OLED microdisplays, significant gains in operational efficiency related to improved design and manufacturing processes, and prudent financial management. We concluded the year with no debt and can rely on higher cash flows from operations to fund our near-term growth in the military, industrial and consumer markets," commented Andrew Sculley, eMagin's president and chief executive officer.

"Revenues for the fourth quarter climbed by 27% to a record $6.7 million, contributing to total annual revenues of $23.8 million. Profitability rose to a record pre-tax net income of $1.4M on the strength of significant gains in manufacturing yield and volume increases. Finally, we have had a very successful year for our technical achievements. We are making good progress in our efforts to develop a high resolution display that has higher resolution than an HD TV but that is under 1 inch in diagonal for the U.S. Army's Telemedicine and Technology Research Center (TATRC). We announced the continuation of this project with $6.4M in funding over the next two years. In addition we have made great strides in improving OLED efficiency. We have developed two new OLED architectures during 2009. One that will give a doubling of efficiency in the OLED architecture for color or monochrome displays. The second will result in a tripling of efficiency of the OLED architecture for monochrome green used in night vision devices," continued Mr. Sculley.

Quarterly Results

eMagin Corporation generated revenue of $6.7 million for the fourth quarter of 2009 on increased product and contract sales, a 27% increase as compared to 4Q08. Gross margin was 58% of revenue on gross profit of $3.9 million for the quarter, compared to a gross margin of 51% on gross profit of $2.7 million in the equivalent period in 2008. The significant improvement in gross margins achieved over the prior year's result was driven by higher production volumes with better yields, as the Company continued to make strides in improving its manufacturing processes.

Operating expenses in the quarter rose by 27% as compared to the result in the fourth quarter of 2008, an increase that was in line with revenue growth. However, as a percentage of revenues, operating expenses were essentially flat with the same period last year.

Operating income totaled $1.5 million compared to $783,000 in the fourth quarter of 2008. The improved performance was due to the gain in gross margin mentioned previously. Net income for the fourth quarter of 2010 was $1.3 million or $0.05 per diluted share versus $576,000 or $0.02 per diluted share in the same period of the prior year.

Full Year Results

eMagin Corporation generated revenue of $23.8 million in 2009, an increase of 27% over the previous year. Annual product revenues increased by more than $4 million over the amount recorded during 2008, reflecting an improved product line and sales efforts, while contract revenues rose by 34% or $1 million. Gross profit for the year totaled $13.6 million, while gross margin increased significantly to 57%, 14 percentage points over the 43% gross margin recorded in 2008.

Operating expenses as a percentage of revenues were 37% in 2009, representing a significant improvement in comparison to the 44% recorded in the prior year. The result reflects the Company's ability to leverage additional revenue over a fixed base of operating expenses.

Operating income for the year totaled $4.8 million compared to an operating loss of $269,000 in 2008. Net income in 2009 was $4.3 million or $0.17 per diluted share versus a net loss of $1.9M or $0.13 per diluted share last year.

eMagin continued to see steady improvement in the strength of its balance sheet due to an increase in cash provided by operations and the fact that the Company retired all of its remaining debt in 2009. The Company's cash position of $5.3 million as of December 31, 2009, was more than double the balance of $2.4 million at the end of 2008, and a significant increase from the $3.7 million as of September 30, 2009. During 2009, eMagin was able to fund its activities exclusively through cash generated by operations. The Company signed a $3 million credit agreement during the third quarter that gives it additional financial strength and flexibility as it pursues growth in military, industrial and consumer markets going forward.

For the third year in a row, eMagin was recognized by Deloitte LLP as part of its Fast 500 ranking. eMagin ranked 10th among companies located in Washington and 309th for the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America.

Outlook

We expect eMagin's consistent improvement of its design and manufacture of OLED microdisplays will allow the Company to increase its share of contract wins in the military market, and to broaden the number of industrial and consumer applications for which the displays are suitable, thus opening additional avenues of growth to the Company in future periods. Based on current market conditions, we expect to achieve $28M to $32M in total revenue in 2010.

Quarterly Report and Conference Call

Full results will be published in the company's 10-K report for the full year and fourth quarter ending December 31, 2009, to be filed on March 25, 2010 with the SEC. Final results will also be available via the Company's website, www.emagin.com.

In conjunction with its full year and fourth quarter 2009 financial results, eMagin will host a teleconference call and webcast for investors and analysts at 5:00 p.m. ET today, March 25, 2010. To access the call, investors should call 1-866-831-6224 and enter the passcode 14951309. A replay of the call will be available from today at 8:00 p.m. through May 25, 2010. To access the replay, investors should dial 1-888-286-8010 and enter the passcode 54341974. The call will also be available as an archived audio webcast on the "Investors" section of eMagin's website, www.emagin.com for four weeks following the call.

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

eMAGIN CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands, except
	share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$5,295	$2,404
Investments – held to maturity	100	97
Accounts receivable, net	4,563	3,643
Inventory	2,179	2,374
Prepaid expenses and other current assets	687	796
Total current assets	12,824	9,314
Equipment, furniture and leasehold improvements, net	1,021	381
Intangible assets, net	43	47
Other assets	92	—
Deferred financing costs, net	—	362
Total assets	$13,980	$10,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,122	$1,026
Accrued compensation	956	837
Other accrued expenses	791	804
Advance payments	211	694
Deferred revenue	238	164
Current portion of debt	—	1,691
Other current liabilities	891	798
Total current liabilities	4,209	6,014

Commitments and contingencies (Note 12)

Redeemable common stock: 522,500 shares redeemable as of December 31, 2008	—	429

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,739,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,739 issued and outstanding as of December 31, 2009 and 2008.	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 16,967,244 shares in 2009 and 15,213,959 shares, net of redeemable common stock, in 2008.	17	15
Additional paid in capital	206,664	204,818
Accumulated deficit	(196,910)	(201,172)
Total shareholders’ equity	9,771	3,661
Total liabilities and shareholders’ equity	$13,980	$10,104

eMAGIN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)
Revenue:
Product	$19,775	$15,730	$16,169
Contract	4,047	3,009	1,385
Total revenue, net	23,822	18,739	17,554
Cost of goods sold:
Product	7,865	9,086	11,889
Contract	2,310	1,587	739
Cost of goods sold	10,175	10,673	12,628
Gross profit	13,647	8,066	4,926
Operating expenses:
Research and development	1,996	2,081	2,949
Selling, general and administrative	6,900	6,254	6,591
Total operating expenses	8,896	8,335	9,540
Income (loss) from operations	4,751	(269	(4,614)
Other income (expense):
Interest expense	(466	(1,990)	(3,087)
Loss on extinguishment of debt	—	—	(10,749)
(Loss) gain on warrant derivative liability	—	—	(853)
Other income, net	67	400	815
Total other expense, net	(399)	(1,590)	(13,874)
Income (loss) before provision for income taxes	4,352	(1,859)	$(18,488)
Provision for income taxes	90	—	—
Net income (loss)	$4,262	$(1,859)	$(18,488)

Income (loss) per common share, basic	$0.26	$(0.13)	$(1.59)
Income (loss) per common share, diluted	$0.17	$(0.13)	$(1.59)

Weighted average number of shares outstanding:
Basic	16,344	14,175	11,633
Diluted	25,503	14,175	11,633

SOURCE: eMagin Corporation

eMagin Corporation
Business and Media:
Susan Jones, 425-284-5214
sjones@emagin.com
or
Investors:
Paul Campbell, 425-284-5220
pcampbell@emagin.com